UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 4, 2009

CVS CAREMARK CORPORATION

(Exact Name of Registrant as Specified in Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

001-01011	05-0494040
(Commission File Number)	(IRS Employer Identification No.)

One CVS Drive Woonsocket, Rhode Island	02895
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (401) 765-1500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 4, 2009, David M. Denton, currently Senior Vice President, Controller and Chief Accounting Officer of CVS Caremark Corporation (“CVS Caremark”), was named CVS Caremark’s Executive Vice President and Chief Financial Officer, effective on January 1, 2010. Mr. Denton will replace David B. Rickard, who will be retiring at the end of 2009, as previously announced by the Company. A copy of the Early Retirement Agreement between the Company and Mr. Rickard is attached as Exhibit 10.1 to this Form 8-K. In connection with the appointment to his new position, Mr. Denton’s annual salary will be increased to $550,000 and his 2010 target annual cash incentive award will be set at 115% of his salary. His annual equity target for 2010 will be set at $1,250,000, to consist of 75% stock options and 25% restricted stock units. Mr. Denton will also participate in the Company’s Long-Term Incentive Plan (“LTIP”), which has a three-year award cycle. Awards under the LTIP are payable 50% in cash and 50% in stock with a two-year no-sale-or-transfer restriction. Mr. Denton will participate in the LTIP beginning with the 2010-2012 award cycle, with a target payout of $900,000 in 2013.

Mr. Denton, age 44, has served as Senior Vice President, Controller and Chief Accounting Officer of CVS Caremark since March 5, 2008. Previously, he served as Senior Vice President, Financial Administration of CVS Caremark and CVS Pharmacy, Inc. from April 13, 2007 until March 4, 2008; Senior Vice President, Finance and Controller of PharmaCare Management Services, Inc., the Company’s pharmacy benefits management subsidiary, from October 20, 2005 through April 12, 2007; and Vice President of CVS Pharmacy, Inc. from February 2002 through October 19, 2005. He has been an employee of subsidiaries of CVS Caremark since July 1999. Mr. Denton holds a B.S. in Business Administration from Kansas State University and an M.B.A. from Wake Forest University. He is a certified public accountant.

Also on November 4, 2009, Laird K. Daniels was named Senior Vice President, Controller and Chief Accounting Officer of CVS Caremark (the title presently held by Mr. Denton), also effective as of January 1, 2010. In connection with the appointment to his new position, Mr. Daniels’ annual salary will be increased to $350,000, and his 2010 target annual cash incentive award will be set at 55% of his salary. His annual equity target for 2010 will be set at $450,000, to consist of 75% stock options and 25% restricted stock units, and he will be eligible for a performance-based restricted stock award at a target amount of 25% of his annual salary. In connection with his promotion Mr. Daniels has been granted a Partnership Equity Program (“PEP”) award in the amount of $50,000. Pursuant to the PEP award, on January 4, 2010 (the first trading day after January 1), Mr. Daniels will have an opportunity to purchase shares of CVS Caremark stock worth $50,000; subject to his decision to purchase shares he would be granted: (i) an equivalent number of CVS Caremark matching restricted stock units that would vest on the fifth anniversary of the grant date, and (ii) options to purchase a number a shares of CVS Caremark common stock equal to ten times the number of matching restricted stock units granted, that would vest 1/3 on each of the third, fourth and fifth anniversaries of the grant date.

Mr. Daniels, age 40, has served as Vice President, Finance and Retail Controller of CVS Pharmacy, Inc. since May 2009. Previously, he served as Vice President, Corporate Budgeting, Analysis & Reporting of CVS Pharmacy, Inc. from November 2006 through April 2009; and Assistant Controller, Budgeting, Forecasting & Reporting of CVS Pharmacy, Inc. from June 2003 through October 2006. He has been an employee of CVS Pharmacy, Inc. since August 1997. Mr. Daniels holds a B.S. in Accounting from the University of Connecticut and an M.B.A. from the F.W. Olin Graduate School of Business at Babson College. He is a certified public accountant.

Also on November 4, 2009, Howard A. McLure, Executive Vice President of CVS Caremark and President of Caremark Pharmacy Services, informed the Company that he will retire effective November 27, 2009. CVS Caremark is conducting a search for Mr. McLure’s successor that is expected to include both internal and external candidates. Thomas M. Ryan, CVS Caremark’s Chairman, President and Chief Executive Officer, will also serve as President of Caremark Pharmacy Services on an interim basis until a successor is named.

Item 9. Financial Statements and Exhibits

Item 9.01. Financial Statements

(d) Exhibits

Exhibit No.	Description

10.1	Early Retirement Agreement between CVS Caremark Corporation and David B. Rickard

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CVS CAREMARK CORPORATION

By:	/S/ DAVID B. RICKARD
David B. Rickard
Executive Vice President, Chief Financial Officer and Chief Administrative Officer

Dated: November 6, 2009